UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section l3 or l5(d) of the

Securities Exchange Act of l934

Date of report (date of earliest event reported): May 11, 2017 (May 9, 2017)

SP PLUS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-50796	16-1171179
(Commission File Number)	(IRS Employer Identification No.)

200 E. Randolph Street, Suite 7700, Chicago, Illinois 60601-7702

(Address of Principal Executive Offices)  (Zip Code)

(312) 274-2000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5—Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 10, 2017, SP Plus Corporation (the “Company”) announced that certain of its existing stockholders, including Kohlberg CPC Rep, L.L.C., intend to offer for sale an aggregate of 3,600,000 shares of its common stock (the “Offering”) pursuant to a shelf registration statement previously filed by the Company with the Securities and Exchange Commission. The selling stockholders also intend to offer the underwriter the option to purchase up to an additional 540,000 shares of common stock.

As previously disclosed, the Company’s board of directors (the “Board”) is required to nominate for election to the Board, unanimously recommend that the Company’s stockholders vote in favor of election to the Board, and solicit proxies in favor of the election of, individuals designated by Kohlberg CPC Rep, L.L.C. (the “KCPC Representative”), in its capacity as the representative of the former stockholders of KCPC Holdings, Inc. (“KCPC”), the former ultimate parent of Central Parking Corporation. Each of Jonathan P. Ward, Gordon H. Woodward and Seth H. Hollander was previously designated by the KCPC Representative to serve on the Board until the expiration of his term at the Company’s 2017 annual meeting of stockholders. On or about March 3, 2017, as a result of a reduction in the aggregate number of shares of common stock held by former stockholders of KCPC (including the selling stockholders), the KCPC Representative was entitled to designate only two individuals to the Board and designated Messrs. Ward and Woodward to continue serving on the Board. Accordingly, each of Messrs. Ward and Woodward was elected to serve on the Board (as discussed in Item 5.07 below), and Mr. Hollander’s term expired, at the Company’s 2017 Annual Meeting of Stockholders (the “Annual Meeting”) on May 9, 2017. Given the anticipated sale by the selling stockholders of shares of common stock in the Offering, each of Messrs. Ward and Woodward delivered to the Board his resignation from the Board, effective upon the closing of the Offering.

The resignations of Messrs. Ward and Woodward from the Board were not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 5.07. Submission of Matters to a Vote of Security Holders.

On May 9, 2017, the Company held the Annual Meeting. At the Annual Meeting, the Company’s stockholders: (i) elected eight (8) directors; (ii) approved on a non-binding, advisory basis the compensation paid to the Company’s named executive officers; (iii) approved an annual frequency for the conduct of future non-binding, advisory stockholder votes related to the compensation paid to the Company’s named executive officers; and (iv) ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2017. The Proposals presented at the Annual Meeting are described in more detail in the Company’s Definitive Proxy Statement on Schedule 14A that was filed with the Securities and Exchange Commission on April 3, 2017. Holders of 21,435,218 shares of the Company’s common stock, or approximately 95.3% of the 22,488,641 shares of common stock that are issued and outstanding and entitled to vote, were present in person or represented by proxy at the Annual Meeting.

The following are the final voting results on the Proposals presented to the Company’s stockholders at the Annual Meeting.

Proposal 1:  Election of Directors

The Company’s stockholders elected each of the director nominees nominated by the Board to serve as directors until the 2018 annual meeting of stockholders by the following vote:

Nominees	For	Withhold	Broker Non-Votes
G Marc Baumann	20,164,412	104,602	1,166,204
Karen M. Garrison	19,039,548	1,229,466	1,166,204
Gregory A. Reid	19,352,982	916,032	1,166,204
Robert S. Roath	19,993,154	275,860	1,166,204
Wyman T. Roberts	20,174,675	94,339	1,166,204
Douglas R. Waggoner	20,048,602	220,412	1,166,204
Jonathan P. Ward	20,172,675	96,339	1,166,204
Gordon H. Woodward	20,048,602	220,412	1,166,204

Proposal 2:  Non-Binding, Advisory Vote on the Compensation of the Company’s Named Executive Officers

The Company’s stockholders approved on a non-binding, advisory basis the compensation of the Company’s named executive officers. The table below sets forth the voting results for Proposal 2:

For	Against	Abstain	Broker Non-Votes
20,070,303	162,921	35,790	1,166,204

Proposal 3:  Non-Binding, Advisory Vote to Determine the Frequency of a Non-Binding, Advisory Stockholder Vote on the Compensation of the Company’s Named Executive Officers

The Company’s stockholders voted on the frequency of the non-binding, advisory vote related to the compensation of the Company’s named executive officers. The table below sets forth the voting results of Proposal 3:

One Year	Two Years	Three Years	Abstain	Broker Non-Votes
18,655,603	1,145	1,581,226	31,040	1,166,204

Proposal 4.  Ratification of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm

The Company’s stockholders ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.  The table below sets forth the voting results for Proposal 4:

For	Against	Abstain	Broker Non-Votes
21,356,563	78,555	100	0

Section 7—Regulation FD

Item 7.01. Regulation FD Disclosure.

The Company is issuing the press release announcing the election of Mr. Reid to the Board, a copy of which is furnished as Exhibit 99.1 to this Report and is incorporated herein by reference in its entirety.

Section 9—Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1          Press release issued on May 11, 2017 by SP Plus Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SP PLUS CORPORATION

Date: May 11, 2017	By:	/s/ VANCE C. JOHNSTON
Vance C. Johnston,
Chief Financial Officer and Treasurer